EXHIBIT 8
                                    ---------


                            ARTICLE 7: ACCESS TO WORK


         Articles 7 and 40 of the ORION 2 Purchase Contract are hereby incorporated by reference herein and made a part hereof with the exceptions and amendments set forth below.


    ACCESS TO WORK            (REF.  ARTICLE  7.1 OF PART  1(A)  OF THE  ORION 2
                              PURCHASE CONTRACT):

              During  the  Option  Period,  access  to  work  areas  related  to
     Contractor's product line of all platform equipment and subsystems ("Platform Generic Equipment and Subsystems") shall be provided at reasonable times provided that such access does not unreasonably interfere with the Work and is coordinated with the Contractor Project Manager. This sentence shall not affect ORION's access to Work related to the payload and/or its subsystems.




   RESIDENTS/REPRESENTATIVES  (REF.  ARTICLE 7.2 OF PART 1(A);  SECTIONS  3.4.5,
                              3.9.1,  3.9.2, 3.9.3 OF PART 2(A); ITEM 39 OF PART
                              2(B); AND SECTIONS 1.2, 3.1, 3.1.1,  3.1.2, 3.1.4,
                              3.1.5, 3.1.6, 3.1.7,  3.1.7.1,  3.1.7.2,  3.1.7.4,
                              AND 3.2 OF PART 3(B) OF THE ORION 2 PURCHASE CONTRACT)





              During the Option Period, the attendance at meetings and reviews by ORION residents and representatives shall not extend to those meetings and reviews related solely to Platform Generic Equipment and Subsystems; with regard to such meetings and reviews, Contractor shall review the contents of such meetings and reviews promptly with ORION to the extent that such contents affect the ORION 2 Spacecraft. Notwithstanding the above, ORION shall be permitted to attend design reviews of Platform Generic Subsystems, such attendance to be coordinated with the Contractor Project Manager.


                          ARTICLE 40: PROGRESS REPORTS


         PROGRESS REPORTS     (REF.  ARTICLE 40 OF PART 1(A) OF ORION 2 PURCHASE
                              CONTRACT)

              During the Option Period, the provisions of Article 40 of the Orion 2 Purchase Contract shall not apply to Platform Generic Equipment and Subsystems; instead, during the Option Period Contractor shall (a) provide ORION regular Progress Reports, in reasonable detail, on the status of the Platform Generic Equipment and Subsystems, including any schedule or performance issues, with the same frequency as Contractor is required to deliver progress reports under the ORION 2 Purchase Contract, and (b) allow ORION to participate in meetings in accordance with Article 7, as amended, above. Nothing in this provision shall relieve Contractor of any of its obligations for the Delivery of Data and Documentation under Part 2(A) (Statement of Work) and Part 2(B) (Contract Documentation Requirements List).

                       FIRST AMENDMENT TO THE AMENDED AND
                     RESTATED OPTION AGREEMENT FOR PURCHASE
                              OF ORION 2 SPACECRAFT

         THIS FIRST AMENDMENT TO THE AMENDED AND RESTATED OPTION AGREEMENT FOR PURCHASE OF ORION 2 SPACECRAFT (this "First Amendment"), dated as of February 13, 1997 ("Effective Date"), by and between International Private Satellite Partners, L.P., d/b/a Orion Atlantic, L.P., a Delaware limited partnership with its principal offices at 2440 Research Boulevard, Rockville, Maryland 20850, United States ("ORION"), and Matra Marconi Space UK Limited, a company organized and existing under the laws of England and Wales with its Registered Office at The Grove, Warren Lane, Stanmore, Middlesex, HA7 4LY, England ("MMS").

         WHEREAS, Orion Satellite Corporation, as General Partner of ORION, and MMS entered into the Amended and Restated Option Agreement for Purchase of ORION 2 Spacecraft, dated January 29, 1997 (the "Option Agreement");

         WHEREAS, the parties desire to amend certain provisions of the Option Agreement;

         NOW, THEREFORE, in consideration of the above premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto (hereinafter the "Parties") agree as follows:

         1. The table in Section 4.1 is deleted and replaced with the following:

                                                                                             Option
                                                                      Option                 Installment
                                            Total Option              Installment            Payment
Option                                      Installment               Payment                Amount (Launch
Installment          Payment                Payment                   Amount                 Vehicle)
Payment #            Date                   Amount                    (Spacecraft)
              1      Feb. 28, 1997*         US$         2.0 Million
              2      March 31, 1997         US$        26.4 Million
              3      July 31, 1997
              4      Dec. 31, 1997
----------------------------------------------------------------------------------------------------------------
Total                                       US$        48.4 Million


         2.       Section 4.4 of the Option Agreement is deleted.

         3. Section 5.1 of the Option Agreement is deleted and replaced with the following:

                           5.1 ORION may exercise the Option from the First Installment Payment Date through the last day of the Option Period by paying to (a) MMS the cumulative Milestone Payments payable under the ORION 2 Purchase Contract through the exercise date less the Option Installment Payments (Spacecraft) paid pursuant to Section 4.1 above to such date and (b) the

                  Launch Vehicle Agency the cumulative Progress Payments payable under the ORION 2 Purchase Contract through the exercise date less the sum of US ___________ and the Option Installment Payments (Launch Vehicle) of US __________ paid pursuant to
                  Section 4.1 above to such date (in the aggregate, the "Option Exercise Price"). If there is a dispute as to the cumulative Milestone Payments or Progress Payments payable through the exercise date, the provisions set forth in Article 6.2 of the ORION 2 Purchase Contract shall apply. The Milestone Payments and the Progress Payments required to be made hereunder shall be made by wire transfer to the accounts designated in Article
                  6.1.3 of the ORION 2 Purchase Contract. MMS shall notify, and shall cause the Launch Vehicle Agency to notify, ORION of any change in the account information contained in said Article
                  6.1.3 at least ten days before any Milestone Payment or Progress Payment is required to be made.

         4. Section 10 of the Option Agreement is deleted and replaced with the following:

                           10. Payments. ORION shall make all Option Installment
                  Payments (Spacecraft and Launch Vehicle) to MMS by transferring the amounts required to be paid to the MMS account designated in Article 6.1.3 of the ORION 2 Purchase Contract. All payments to be made pursuant hereto shall be made in U.S. Dollars. MMS shall notify ORION of any change in the account information contained in Article 6.1.3 at least ten days before any Option Installment Payment is required to be made.

         5. In the event of any inconsistency between this First Amendment and the remaining provisions of the Option Agreement, the terms of this First Amendment shall govern.

         6. This First Amendment may be executed by the Parties in two or more counterparts, each of which shall be deemed to be an original instrument but all of which shall be deemed to be one and the same instrument.

         7. This First Amendment shall be governed by the law of the State of Maryland of the United States of America.

         IN WITNESS WHEREOF, the Parties have caused this First Amendment to be executed by their duly authorized representatives, with an Effective Date as set forth in the introductory paragraph of this First Amendment.



INTERNATIONAL PRIVATE SATELLITE               MATRA MARCONI SPACE
PARTNERS, L.P.                                          UK LIMITED


By: Orion Satellite Corporation,
    General Partner


By:                                           By:
   ----------------------------------            -------------------------------
      Name:  W. Neil Bauer                              Name:  Armand Carlier
      Title: President and CEO                          Title:     Chairman